Exhibit 23.1



                        CONSENT OF INDEPENDENT ACCOUNTANT


The Board of Directors
Celsion Corporation
Columbia, Maryland


                We hereby consent to the inclusion of our report dated November 18, 2002, except as to Notes 2 and 13 which are dated January 24, 2003, relating to the statements of financial condition of Celsion Corporation (the "Corporation") as of September 30, 2002 and 2001 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2002 in the Corporation's Form 10-K/A for the year ended September 30, 2002 to be filed with the Securities and Exchange Commission.


                                                       /s/ Stegman & Company


Baltimore, Maryland
January 24, 2003